As filed with the Securities and Exchange Commission on May 30, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TIPTREE FINANCIAL INC.
(Exact name of Registrant as specified in its charter)

Maryland	38-3754322
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)
780 Third Avenue, 21st Floor
New York, New York 10017
(212) 446-1400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Neil C. Rifkind, Esq.
Vice President, General Counsel and Secretary
Tiptree Financial Inc.
780 Third Avenue, 21st Floor
New York, New York 10017
(212) 446-1400
(212) 446-1409—Facsimile
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael R. Littenberg, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
(212) 756-2000
(212) 593-5955—Facsimile

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.001 per share	31,513,927 shares	$8.76	$276,062,001	$35,568

(1)
This registration statement also relates to an indeterminate number of shares of the Registrant’s Class A common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933.

(2)
Estimated solely for the purpose of calculating the registration fee, and based upon the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ on May 27, 2014 in accordance with Rule 457(c) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED May 30, 2014
TIPTREE FINANCIAL INC.
PROSPECTUS
31,513,927 shares
Class A Common Stock
par value $0.001 per share
This prospectus relates to the disposition from time to time of up to 31,513,927 shares of our Class A common stock, which may be sold by the selling stockholders named in this prospectus, including their transferees, pledgees, donees or successors. The shares of our Class A common stock are issuable upon redemption of membership units of Tiptree Operating Company, LLC, at the election of each selling stockholder from and after July 1, 2014. The shares are being registered to permit the selling stockholders to sell the shares issuable upon redemption directly from time to time in the public market.
We are not selling any Class A common stock covered by this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.
The selling stockholders may sell the shares of Class A common stock covered by this prospectus from time to time through any of the means described in the section of this prospectus entitled “Plan of Distribution.” We cannot assure you that the selling stockholders will sell all or any portion of the Class A common stock offered under this prospectus. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.
Our Class A common stock is traded on the Nasdaq Capital Market under the symbol “TIPT.” On [●], 2013, the last reported sale price of our Class A common stock was $[●] per share.
Investing in our Class  A common stock involves risks. We urge you to carefully read the section entitled “Risk Factors” beginning on page 2 of this prospectus as well as the risk factors and other information in any documents we incorporate by reference into this prospectus to read about important factors you should consider before deciding whether to invest in our Class A common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is [●], 2014

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using the SEC’s “shelf” registration rules. Pursuant to this prospectus, the selling stockholders named on pages 13-16 may, from time to time, sell up to a total of 31,513,927 shares of our Class A common stock described in this prospectus in one or more offerings.
When the selling stockholders sell Class A common stock under this prospectus, we will, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus.
As permitted under the rules of the SEC, this prospectus incorporates important business information about us that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find Additional Information” in this prospectus.
You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with additional or different information from that contained in or incorporated by reference into this prospectus. You should assume that the information contained in or incorporated by reference into this prospectus is accurate only as of any date on the front cover of this prospectus or the date of the document incorporated by reference, as applicable, regardless of the time of delivery of this prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholders are not making an offer of these securities in any jurisdiction where the offer is not permitted.

PROSPECTUS SUMMARY
This summary highlights information contained in or incorporated by reference into this prospectus. This summary may not contain all of the information that you should consider before deciding whether or not you should invest in our Class A common stock. You should carefully read this prospectus, including the documents incorporated by reference, which are described under the heading “Where You Can Find Additional Information” in this prospectus. References in this prospectus to “Tiptree,” the “Company,” “we,” “us” and “our” refer to Tiptree Financial Inc. and its consolidated subsidiaries. “Care Inc.” refers to Care Investment Trust Inc. before the Contribution Transactions (as defined below).

Our Business

Tiptree is a diversified holding company engaged through its consolidated subsidiaries in a number of businesses and is an active acquirer of new businesses. Tiptree, whose operations date back to 2007, currently has subsidiaries that operate in four industry segments: insurance and insurance services, specialty finance, asset management and real estate.

We operate our business through Tiptree Operating Company LLC (“Operating Company”), which directly or indirectly owns all of our assets. Operating Company is owned 25% by Tiptree Financial Inc. and 75% by Tiptree Financial Partners, L.P. (“TFP”).

From and after July 1, 2014, TFP will have the right to redeem common units of Operating Company held by TFP for an equal number of shares of Class A common stock of Tiptree (and an equal number of shares of Class B common stock of Tiptree held by TFP will be canceled) pursuant to the limited liability company agreement of Operating Company. On the terms and conditions set forth in a Redemption Election Notice sent to limited partners of TFP on May 2, 2014, TFP is allowing limited partners of TFP to direct TFP to redeem membership units of Operating Company held by TFP, to occur simultaneously with the redemption by the limited partner of partnership units of TFP that indirectly represent the beneficial ownership of the number of shares of Class A common stock to be redeemed upon the redemption by TFP of membership units of Operating Company. The redemption rate is one partnership unit for each 2.798 shares of Class A common stock to be received, rounded to the nearest whole share; provided that, at Tiptree's election, it may instead pay a cash amount (or combination of cash and Class A common stock) based on the fair market value of the Class A common stock on the redemption date.

The 31,513,927 shares of our Class A common stock being registered pursuant to this registration statement will be acquired by the selling stockholders on or after July 1, 2014 in connection with the redemption of partnership units in TFP in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, which we refer to as the “Securities Act.”
Our principal place of business is located at 780 Third Avenue, 21st Floor, New York, New York 10017 and our telephone number is (212) 446-1400. Our Internet website is at www.tiptreefinancial.com. The contents of our website are not incorporated by reference into this prospectus.

The Offering

Securities Offered by the Selling Stockholders	Up to 31,513,927 shares of Class A common stock.
Common Stock Outstanding
10,617,947 shares of Class A common stock and 30,968,877 shares of Class B common stock. Holders of Class A common stock and Class B common stock vote together as a single class, subject to certain exceptions, but holders of Class B common stock have no economic rights in the Company, including no right to receive dividends or other distributions, upon our liquidation or dissolution or otherwise. Beginning on July 1, 2014, limited partners of TFP will have the right to direct TFP to cause Operating Company to redeem common units for shares of Class A common stock, initially on a one for one basis, but subject to adjustment. Upon redemption of common units, an equal number of shares of Class B common stock will be transferred to us for cancellation.

Use of Proceeds
The proceeds from the sale of Class A common stock covered by this prospectus will be received by the selling stockholders. We will not receive any proceeds from the sale by any selling stockholder of the shares of Class A common stock offered by this prospectus.

NASDAQ Capital Market Trading Symbol	Our Class A common stock trades on the Nasdaq Capital Market under the trading symbol “TIPT”.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, together with the other information included or incorporated by reference in this prospectus before making a decision to invest in our Class A common stock. If any of these risks actually occur, our business, results of operations and financial condition could suffer. In that case, the market price of our Class A common stock could decline, and you may lose all or part of your investment.
Risks Relating to Our Business
We are a holding company with multiple lines of business, which may adversely impact the market price of our Class A common stock and our ability to raise equity and debt capital.
Operating Company holds and manages multiple lines of business. Analysts, investors and lenders may have difficulty analyzing and valuing a company with multiple lines of business, which could adversely impact the market price of our Class A common stock and our ability to raise equity and debt capital. Moreover, our management is required to make decisions regarding the allocation of capital among the different lines of business, and such decisions could materially and adversely affect our business.
Because we are a holding company, our ability to make distributions to stockholders will depend on distributions from our subsidiaries that may be subject to restrictions.
Because we are a holding company, our ability to make distributions to stockholders will depend on distributions from our subsidiaries. The amount of dividends that our subsidiaries may distribute to us may be subject to restrictions imposed by state law, restrictions that may be imposed by state regulators and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur. For example, Philadelphia Financial Group, Inc., an insurance holding company in which we own a controlling interest, which we refer to as “PFG”, is required to maintain minimum solvency requirements and is subject to laws and regulations that limit the amount of dividends that PFG can pay to us. PFG may also limit the amount of dividends paid to us to maintain a risk-based capital ratio to maintain or improve its ratings by rating agencies.
We may be limited in the future in utilizing net operating losses incurred during prior periods to offset taxable income.
Prior to the Contribution Transactions, Care incurred substantial net operating losses. In the event that we experience an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, including as a result of the Contribution Transactions, our ability to use those net operating losses to offset taxable income would be subject to an annual limitation. The annual limitation would be equal to a percentage of our equity value at the time the ownership change occurred. In general, such an “ownership change” would occur if the percentage of our stock owned by one or more 5% stockholders were to increase by 50 percentage points during any three-year period. A 5% stockholder is a person (including certain groups of persons acting in concert) that owns at least 5% of our stock. All stockholders that own less than 5% of our stock are treated as a single 5% stockholder. In addition, the Treasury Regulations under Section 382 of the Code contain additional rules the effect of which is to make it more likely that an ownership change could be deemed to occur. Accordingly, our ability to use prior net operating losses to offset future taxable income would be subject to a limitation if we experience an ownership change.
Compliance with existing and new regulations affecting the insurance, healthcare and financial services industries may increase costs and limit our ability to pursue business opportunities.
We are subject to extensive laws and regulations administered and enforced by a number of different federal and state governmental authorities. For example, PFG is subject to regulation by the Pennsylvania Insurance Department, among other regulatory authorities, with respect to statutory capital and reserve requirements and certain of its subsidiaries are subject to regulation by the New York State Department of Financial Services and the Bermuda Monetary Authority, Tiptree Asset Management Company, LLC, our indirect subsidiary, which we refer to as “TAMCO”, is an asset management holding company registered with the SEC as an investment advisor and the properties held by our subsidiary Care Investment Trust LLC, are regulated by state and federal laws regarding healthcare facilities. Luxury is subject to extensive regulation by federal, state and local governmental authorities, including the Consumer Financial Protection Bureau, the Federal Trade Commission and various state agencies that license, audit and conduct examinations. Regulation of the industries in which we operate is expected to increase. In the past several years there has been significant legislation affecting financial services, insurance and health care, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Patient Protection and Affordable Care Act, and many of the regulations associated with these laws have yet to be written. Accordingly, we cannot predict the impact that any new laws and regulations will have on us. The costs to comply with these laws and regulations may be substantial and could have a significant negative impact on us and limit our ability to pursue business opportunities.

A portion of our assets are illiquid or have limited liquidity, which may limit our ability to sell those assets at favorable prices or at all and creates uncertainty in connection with valuing such assets.
Our assets include real estate, non-controlling interests in performing and distressed credit assets and related equity interests. These assets generally are illiquid or have limited liquidity. It may be difficult for us to dispose of assets with limited liquidity rapidly, or at favorable prices, if at all. In addition, assets with limited liquidity may be more difficult to value and may be sold at a substantial discount or experience more volatility than more liquid assets. We may not be able to dispose of business assets at the carrying value reflected in our financial statements. Our results of operations and cash flows may be materially and adversely affected if our determinations regarding the fair value of our illiquid assets are materially higher than the values ultimately realized upon their disposal.
Certain of our assets are subject to credit risk, market risk, interest rate risk, credit spread risk, selection risk, call and redemption risk and/or tax risk, and any one of these risks may materially and adversely affect the value of our assets, our results of operations and our financial condition.
Some of our specialty finance assets are subject to credit risk, market risk, interest rate risk, credit spread risk, selection risk, call and redemption risk and/or tax risk.
Credit risk is the risk that the obligor will be unable to repay principal or pay interest when due. In this regard, investing in non-investment grade obligations is riskier than investing in higher quality instruments. In addition, market value fluctuations may be larger and more frequent. Changes in the underlying obligor’s credit rating or the market’s perception of its creditworthiness will affect the market value of the credit assets of that obligor. The degree of credit risk depends on the terms of the obligation as well as on the financial condition of the obligor in respect thereof.
Market risk is the risk that one or more markets to which the assets relate will decline in value, including the possibility that such markets will deteriorate sharply and unpredictably, which decline will likely impair the market value of the related obligations.
With respect to fixed-rate obligations, interest rate risk is the risk that the market value of these obligations will change in response to changes in the interest rate environment or other developments that may affect the municipal bond market generally. When market interest rates go up, the market value of existing fixed rate obligations goes down and obligations with longer maturities are typically affected more by changes in interest rates than obligations with shorter maturities. Because market interest rates continue to be near their lowest levels in many years, there is a greater risk that prevailing interest rates increase in the future and, as a result, that these obligations will decline in market value. With respect to floating-rate obligations, interest rate risk is the risk that defaults on these obligations will increase during periods of rising interest rates and, during periods of declining interest rates, that obligors may exercise their option to prepay principal earlier than scheduled.
Credit spread risk is the risk that the market value of these obligations will change in response to changes in perceived or actual credit risk beyond changes that would be attributable to changes, if any, in interest rates.
Call and redemption risk is the risk that debt instruments will be called or redeemed prior to maturity at a time when yields on other debt instruments in which the call or redemption proceeds could be invested are lower than the yield on the called or redeemed instrument. Any one of these risks may materially and adversely affect the value of our assets, results of operations and financial condition.
We leverage our assets and a decline in the fair value of such assets may adversely affect our financial condition and results of operations.
We leverage our assets, including through borrowings, generally through warehouse facilities, secured loans, derivative instruments such as total return swaps, securitizations (including the issuance of CLOs) and other borrowings. A rapid decline in the fair value of our leveraged assets, such as the declines experienced in the fourth quarter of 2007 and the first quarter of 2008, may adversely affect us. Lenders may require us to post additional collateral to support the borrowing. If we cannot post the additional collateral, we may have to rapidly liquidate assets, which we may be unable to do on favorable terms or at all. Even after liquidating assets, we may still be unable to post the required collateral, further harming our liquidity and subjecting us to liability to lenders for the declines in the fair values of the collateral. A reduction in credit availability may adversely affect our business, financial condition and results of operations.
A reduction in administrative fees paid to PFG could adversely affect our financial condition and results of operations.
PFG generates revenue from administrative fees collected from a portfolio of company-owned life insurance policies and bank-owned life insurance policies issued and underwritten by affiliates of The Hartford Financial Services Group, Inc., which we refer to as “Hartford”. A reduction in administrative fees paid to PFG, due to termination of PFG’s servicing agreement with a subsidiary of Hartford or termination of policies, could adversely affect our financial condition and results of operations.
The amount of PFG’s required statutory capital can increase because of factors outside of PFG’s control.
PFG is subject to statutory capital and reserve requirements established by the applicable insurance regulators based on risk-based capital formulas. As of December 31, 2013, PFG maintains statutory capital and reserves of $20.1 million. In any particular year, these requirements may increase or decrease depending on a variety of factors, most of which are outside PFG’s control, such as the amount of statutory income or losses generated, changes in equity market levels, the value of fixed-income and equity securities in PFG’s investment portfolio, changes in interest rates and foreign currency exchange rates, as well as changes to the risk-based capital formulas used by insurance regulators. Increases in the amount of additional statutory reserves that PFG is required to hold can adversely affect our financial condition and results of operations.
A downgrade in PFG’s claims paying ability or financial strength ratings could increase policy surrenders and withdrawals, adversely affecting relationships with distributors and reducing new policy sales.
Claims paying ability ratings, sometimes referred to as financial strength ratings, indicate a rating agency’s view of an insurance company’s ability to meet its obligations to its insureds. These ratings are therefore key factors underlying the competitive position of life insurers. In particular, several of the non-affiliated distributors of PFG’s life insurance products refuse to do business with insurance companies that are rated lower than AA- for financial strength by Standard & Poor’s Ratings Services or the equivalent of such rating issued by other recognized ratings agencies. PFG currently has ratings of A- from A.M. Best Company, Inc. A ratings downgrade or the potential for such a downgrade could materially increase the number of policy surrenders and withdrawals by policyholders of cash values from their policies, adversely affect relationships with distributors of PFG’s annuity and life insurance products, reduce new annuity policy sales and adversely affect our ability to compete in the life insurance industry.
A change in law or regulation applicable to PFG’s annuity and insurance products could adversely affect our financial condition and results of operations.
PFG generates revenue from the sale and administration of variable annuity and variable life insurance products. These products enjoy U.S. federal income tax benefits that are conferred by statute or regulation. Should such benefits be curtailed or eliminated by changes in statute or regulation, PFG’s continuing issuance of variable annuity and variable life insurance products could be adversely affected. Any retroactive application of changes could result in surrenders by holders of PFG’s existing variable annuity and variable life insurance products could reduce PFG’s revenues which could adversely affect our financial condition and results of operations.
PFG may incur losses if its reinsurers are unwilling or unable to meet their obligations under reinsurance contracts.
PFG uses reinsurance to reduce the severity and incidence of claims costs, and to provide relief with regard to certain reserves. As of March 31, 2014, substantially all of the mortality risk on the insurance policies issued by PFG was reinsured by third parties. Under these reinsurance arrangements, other insurers assume a portion of PFG’s losses and related expenses; however, PFG remains liable as the direct insurer on all risks reinsured. Consequently, reinsurance arrangements do not eliminate PFG’s obligation to pay claims and PFG assumes credit risk with respect to its ability to recover amounts due from its reinsurers. The inability or unwillingness of any reinsurer to meet its financial obligations could negatively affect our financial condition and results of operations.
A reduction in fees paid to TAMCO could adversely affect our profitability.
TAMCO generates management, servicing and advisory fees based on the amount of assets managed, and in certain cases, on the returns generated by the assets managed. A reduction in fees paid to TAMCO, due to termination of management agreements, reduction in assets managed or lower than expected returns, could adversely affect our results of operations.
The nature of the assets owned by Muni Funding Company of America, LLC, our indirect subsidiary, which we refer to as “MFCA”, presents risks related to the special nature of such assets.
MFCA’s assets include certain tax-exempt lease obligations, which may be subject to annual appropriation by the municipality. Failure to appropriate would result in MFCA having to exercise remedies, including repossession of equipment or foreclosure on property, which could result in losses by MFCA, which may materially and adversely affect our results of operations and financial condition.

Prepayment rates on MFCA’s assets could negatively affect the value of MFCA’s assets.

The value of MFCA’s assets and derivative arrangements related to its assets, if any, may be adversely affected by prepayment rates of the underlying assets. Prepayment rates are influenced by changes in current interest rates and a variety of economic, political, geographic and other factors beyond our control. Consequently, our earnings may be adversely affected if the underlying obligors prepay the assets at higher-than-expected rates.

Liability relating to environmental matters may decrease the value of our real estate assets.

Under various federal, state and local laws, an owner or operator of real property may become liable for the costs of cleanup of certain hazardous substances released on or under its property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of hazardous substances may adversely affect an owner’s ability to sell real estate or borrow using real estate as collateral. To the extent that any of our owned real estate encounters environmental issues, it may adversely affect the value of that real estate. Further, in regard to any mortgage investment, if the owner of the underlying property becomes liable for cleanup costs, the ability of the owner to make debt payments may be reduced, which in turn may adversely affect the value of the relevant mortgage asset held by us. In addition, in certain instances, we may be liable for the cost of any required remediation or clean up.

Violation of fraud and abuse laws applicable to our real estate tenants, lessees and operators may jeopardize a tenant’s, lessee’s or operator’s ability to make payments to us.

The federal government and numerous state governments have passed laws and regulations that attempt to eliminate healthcare fraud and abuse by prohibiting business arrangements that induce patient referrals or inappropriately influence the ordering of specific ancillary services. In addition, numerous federal laws have continued to strengthen the federal fraud and abuse laws to provide for broader interpretations of prohibited conduct and stiffer penalties for violations. Violations of these laws may result in the imposition of criminal and civil penalties, including possible exclusion from federal and state healthcare programs. Imposition of any of these penalties upon any of our tenants, lessees or operators could jeopardize their ability to operate a facility or to make payments to us, thereby potentially adversely affecting us, or our financial condition and results of operations.

In the past several years, federal and state governments have significantly increased investigation and enforcement activity to detect and eliminate fraud and abuse in the Medicare and Medicaid programs. In addition, legislation and regulations have been adopted at state and federal levels, which severely restricts the ability of physicians to refer patients to entities in which they have a financial interest. It is anticipated that the trend toward increased investigation and enforcement activity in the area of fraud and abuse, as well as self-referrals, will continue in future years and could adversely affect our prospective tenants, lessees or operators and their operations, and in turn their ability to make payments to us.

Our real estate operating entities expose us to various operational risks, liabilities and claims that could adversely affect our ability to generate revenues or increase our costs and could adversely affect our financial condition and results of operations.
Our ownership of real estate operating entities exposes us to various operational risks, liabilities and claims that could increase our costs or adversely affect our ability to generate revenues, thereby reducing our profitability. These operational risks include fluctuations in occupancy levels, the inability to achieve economic resident fees (including anticipated increases in those fees), rent control regulations, increases in the cost of food, materials, energy, labor (as a result of unionization or otherwise) or other services, national and regional economic conditions, the imposition of new or increased taxes, capital expenditure requirements, professional and general liability claims, and the availability and cost of professional and general liability insurance. Any one or a combination of these factors could result in operating deficiencies in our operating assets, which could adversely affect our financial condition and results of operations.
Our use of joint ventures may limit our flexibility with respect to such jointly owned investments and could, thereby, have a material adverse affect on our business, results of operations and financial condition and our ability to sell these joint venture interests.

We have invested in joint ventures with other persons or entities when circumstances warrant the use of these structures and may invest in additional joint ventures. Our participation in joint ventures is subject to the risks that:

•
we could experience an impasse on certain decisions because we do not have sole decision-making authority, which could require us to expend additional resources on resolving such impasses or potential disputes;

•	our joint venture partners could have investment goals that are not consistent with our investment objectives, including the timing, terms and strategies for any investments;

•
our joint venture partners might become bankrupt, fail to fund their share of required capital contributions or fail to fulfill their obligations as joint venture partners, which may require us to infuse our own capital into such venture(s) on behalf of the joint venture partner(s) despite other competing uses for such capital;

•	our joint venture partners may have competing interests in our markets that could create conflict of interest issues;

•	any sale or other disposition of our interest in a joint venture may require lender consents which we may not be able to obtain;

•	such transactions may also trigger other contractual rights held by a joint venture partner, lender or other third party depending on how the transaction is structured; and

•
there may be disagreements as to whether consents and/or approvals are required in connection with the consummation of a particular transaction with a joint venture partner, lender and/or other third party, or whether such transaction triggers other contractual rights held by a joint venture partner, lender and/or other third party, and in either case, those disagreements may result in litigation.

Some of our officers and directors currently or may in the future act as members, managers, officers, directors or employees of entities with business strategies that may conflict with our business strategies.
Some of our officers and directors currently or may in the future act as members, managers, officers, directors or employees of entities with business strategies that may conflict with our business strategies. Michael Barnes, our Executive Chairman, is a founding partner and Co-Chief Investment Officer of Tricadia Holdings, L.P., an asset management holding company which we refer to as “Tricadia”, and Executive Chairman and a member of the board of directors of TFP. Tricadia’s subsidiaries include, and Mr. Barnes is co-chief investment officer of, companies that manage hedge funds and structured vehicles with business strategies that may compete with ours. Furthermore, Geoffrey Kauffman, our President, Chief Executive Officer and Vice Chairman, is the Chief Executive Officer of TFP and is a limited partner of Tricadia. Julia Wyatt, our Chief Financial Officer is the Chief Financial Officer of Tricadia and TFP and is also a limited partner of Tricadia. Such positions may give rise to actual or potential conflicts of interest, which may not be resolved in a manner that is in our best interests or the best interests of our stockholders.

Our duties as managing member of Operating Company may come into conflict with the duties that our directors and officers have to the Company and its stockholders.
We and TFP are the sole members of Operating Company, and we are the managing member of Operating Company. Our directors and officers have duties to us and our stockholders under applicable Maryland law in connection with our management. At the same time, we, as managing member of Operating Company, have fiduciary duties and obligations to Operating Company and its members (including TFP) under Delaware law and the Amended and Restated Limited Liability Company Agreement of Operating Company. Our duties as managing member of Operating Company may come into conflict with the duties that our directors and officers have to us and our stockholders. These conflicts may be resolved in a manner that is not in our best interests or the best interests of our stockholders.
We operate in highly competitive markets for business opportunities and personnel, which could impede our growth and negatively impact our results of operations.
We operate in highly competitive markets for business opportunities in each of our lines of business. Many of our competitors have financial, personnel and other resources that are greater than ours and may be better able to react to market conditions. These factors may place us at a competitive disadvantage in successfully competing for future business opportunities and personnel, which could impede our growth and negatively impact our business, financial condition and results of operations.

Maintenance of our 1940 Act exemption will impose limits on our operations.

We intend to continue to conduct our operations so that we are not required to register as an investment company under the 1940 Act. Therefore, we must limit the types and nature of businesses in which we may engage and assets that we may acquire.

Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities, and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Assets that would generally be excluded from the term “investment securities,” include securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on certain exceptions from the definition of investment company set forth in the 1940 Act. Assets that generally would constitute “investment securities” include loans, debt securities, preference shares and subordinated notes issued by CLOs.

We monitor our compliance with the 1940 Act on an ongoing basis and may be compelled to take or refrain from taking actions, to acquire additional income or loss generating assets or to forego opportunities that might otherwise be beneficial or advisable, including, but not limited to selling assets that are considered to be investment securities or forgoing the sale of assets that are not investment securities, in order to ensure that we (or a subsidiary) may continue to rely on the applicable exceptions or exemptions. These limitations on our freedom of action could have a material adverse effect on our financial condition and results of operations.

If we fail to maintain an exemption, exception or other exclusion from registration as an investment company, we could, among other things, be required to substantially change the manner in which we conduct our operations either to avoid being required to register as an investment company or to register as an investment company. If we were required to register as an investment company under the 1940 Act, we would become subject to substantial regulation with respect to, among other things, our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and our financial condition and results of operations may be adversely affected. If we did not register despite being required to do so, criminal and civil actions could be brought against us, our contracts would be unenforceable unless a court was to require enforcement, and a court could appoint a receiver to take control of us and liquidate our business

Termination of the Transition Services Agreement or the Administrative Services Agreement could materially increase our costs, which could adversely affect our financial condition and results of operations.

Pursuant to the Transition Services Agreement, we pay fees to Tricadia for the services of Michael G. Barnes, our Executive Chairman, Julia Wyatt, our Chief Financial Officer, and for certain back office, administrative, information technology, insurance, legal and accounting services. A portion of the services that Tricadia provides to us are in turn provided to Tricadia by Mariner pursuant to a services agreement that may be terminated by Tricadia or Mariner without our consent. In addition, pursuant to an Administrative Services Agreement, a subsidiary of Mariner provides certain back office services to us directly for a fee. If the Transition Services Agreement is terminated, Tricadia’s services agreement with Mariner is terminated or the Administrative Services Agreement is terminated, we would be required to make alternative arrangements for the performance of these services. We may not be able to obtain these services promptly or at reasonable rates or at all, and our costs of obtaining such services could materially increase, which could adversely affect our results of operations.
Risks Related to Our Class A Common Stock
Our stock market price and trading volume is volatile.
The market for our Class A common stock is volatile. In 2013, the lowest sale price of our Class A common stock was $5.00 and the highest price was $10.00. Our stock is subject to volatility in both price and volume arising from market expectations, announcements and press releases regarding our business, and changes in estimates and evaluations by securities analysts or other events or factors.
Over the years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly small-capitalization companies like us, have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our shares of Class A common stock are subject to significant volatility resulting from purely market forces over which we will have no control. Further, to date the market for our Class A common stock has been very limited. As a result, our stockholders may be unable to sell significant quantities of Class A common stock in the public trading markets without a significant reduction in the price of our Class A common stock.

Shares of Class A common stock eligible for public sale, including pursuant to this registration statement, could adversely affect our stock price.
The market price for our Class A common stock could decline as a result of sales by stockholders of a large number of shares of our Class A common stock in the market or the perception that such sales may occur. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Of the 10,617,947 shares of Class A common stock currently outstanding and 31,513,927 shares of Class A common stock issuable upon redemption of Operating Company membership units:

•	8,071,097 shares of Class A common stock generally are currently freely tradable in the public market;

•
31,513,927 shares of Class A common stock held by selling stockholders will be freely tradable in the public market, upon the effectiveness of the registration statement of which this prospectus forms a part; and

•	53,587 restricted shares of Class A common stock are outstanding which are subject to vesting, which shares we anticipate will be freely tradable once vested.
In addition 652,500 shares of Class A common stock may be issued pursuant to warrants held by TFP, subject to a Registration Rights Agreement. The 31,513,927 shares of Class A common stock eligible for trading pursuant to this registration statement and the trading of additional Class A common stock in the public market could have an adverse effect on the price of our Class A common stock and could impair our future ability to obtain capital through an offering of equity securities.
Under our charter, as long as TFP owns more than 50% of our then-outstanding voting stock, it will be able to take action by written consent, without prior notice to and without a vote of other stockholders.
Until the date on which TFP, its affiliates and any person who is an express assignee or designee of TFP cease to own, in the aggregate, more than 50% of our then-outstanding voting stock, TFP may take any action required or permitted to be taken at any annual or special meeting of stockholders by written consent, without prior notice, and without a vote, if a consent or consents in writing setting forth the action so taken are signed by holders of the minimum number of votes necessary to authorize or take such action at a meeting at which all outstanding shares of common stock entitled to vote on the action were present and voted. As of the date of this prospectus, TFP and its affiliates (prior to any sales pursuant to this prospectus by TFP or its affiliates) own common stock representing approximately 79.6% of the combined voting power of our stock.

Some provisions of our charter may delay, deter or prevent takeovers and business combinations that stockholders consider in their best interests.
Our charter restricts any person that owns 9.8% or more of our capital stock, other than TFP and its affiliates or another stockholder approved by applicable state insurance regulators, from voting in excess of 9.8% of our voting securities. This provision is intended to satisfy the requirements of applicable state regulators in connection with insurance laws and regulations that prohibit any person from acquiring control of a regulated insurance company without the prior approval of the insurance regulators. In addition, our charter provides for the classification of our board of directors into three classes, one of which is to be elected each year beginning with our 2013 annual meeting. These provisions may delay, deter or prevent takeovers and business combinations that stockholders consider in their best interests.
See “Description of Capital Stock” for a discussion of additional provisions that could delay, deter or prevent a takeover of, or combination involving, our company.
Maryland takeover statutes may prevent a change of our control, which could depress our stock price.
Maryland law provides that “control shares” of a corporation acquired in a “control share acquisition” will have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter under the Maryland Control Share Acquisition Act. “Control shares” means voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: one-tenth or more but less than one-third; one-third or more but less than a majority; or a majority or more of all voting power. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.
Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which such stockholder became an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities.

Our bylaws contain a provision exempting from the control share statute any and all acquisitions by any person of our shares of stock. Our board of directors has also adopted a resolution which provides that any business combination between us and any other person is exempted from the provisions of the business combination statute, provided that the business combination is first approved by the board of directors. However, our board of directors may amend or eliminate this provision in our bylaws regarding the control share statute or amend or repeal this resolution regarding the business combination statute. If our board takes such action in the future, the control share and business combination statutes may prevent or discourage others from trying to acquire control of us and increase the difficulty of consummating any offer, including potential acquisitions that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Information both included and incorporated by reference in this prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act. Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. These forward-looking statements include information about possible or assumed future events, including, among other things, discussion and analysis of our future financial condition, results of operations, our strategic plans and objectives, statutory required reserves of our insurance subsidiaries, reduction in management fees paid to our specialty finance subsidiaries, cost management, occupancy and leasing rates and trends, liquidity and ability to refinance our subsidiaries’ indebtedness as it matures, anticipated capital expenditures (and access to capital) and other matters. When we use words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” or similar expressions, we intend to identify forward-looking statements.
The forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecast in the forward-looking statements. You should not place undue reliance on these forward-looking statements. The cautionary statements contained or incorporated by reference into this prospectus should be considered in connection with any subsequent written or oral forward-looking statements that we may issue. A description of risks that could cause our results to vary appears under the caption “Risk Factors” in this prospectus. Except for our ongoing obligations to disclose certain information as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.
USE OF PROCEEDS
The proceeds from sales of Class A common stock covered by this prospectus will be received by the selling stockholders. We will not receive any proceeds from the sale by any selling stockholder of shares of Class A common stock offered by this prospectus.
DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is only a summary. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you and is qualified in its entirety by the provisions of our articles of amendment and restatement, which we refer to as our “charter”, and bylaws, copies of which are filed with the SEC and incorporated by reference in this prospectus. See “Where You Can Find More Information.”
General
Our charter provides that we may issue up to 200,000,000 shares of Class A common stock, 50,000,000 shares of Class B common stock and 100,000,000 shares of preferred stock, each having a par value of $0.001 per share. As of May 30, 2014, 10,617,947 shares of our Class A common stock were issued and outstanding, 30,968,877 shares of our Class B common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Our board of directors, with the approval of a majority of the entire board and without any action on the part of our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue, subject to certain restrictions. Under Maryland law, our stockholders are not personally liable for our debts and obligations solely as a result of their status as stockholders.
Common Stock

All shares of our Class A common stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and non-assessable. All shares of our Class B common stock have equal voting rights but no economic rights (including no right to receive dividends or other distributions upon our liquidation, dissolution or otherwise), and, when they are issued, will be duly authorized, validly issued, fully paid and non-assessable. Distributions may be paid to the holders of our Class A common stock if, as and when authorized by our board of directors and declared by us out of assets legally available therefor. Shares of our Class A common stock generally have no preemptive, appraisal, preferential exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our charter described below. In the event of our liquidation, dissolution or winding up, each share of our Class A common stock would be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time.
Subject to our charter restrictions on the voting of our stock and except with respect to any amendment to our charter (including any articles supplementary relating to any series of preferred stock) that relates solely to the terms of one or more outstanding classes or series (but not to all outstanding classes or series) of common stock (other than, in the case of shares of Class A common stock, the Class A common stock and, in the case of shares of Class B common stock, the Class B common stock) or preferred stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to our charter (including any articles supplementary relating to any series of preferred stock) or pursuant to the Maryland General Corporation Law, each share of our Class A common stock entitles the holder to one vote and each share of our Class B common stock entitles the holder to the number of votes equal to the product of (x) the total number of common units of Operating Company held of record by such holder multiplied by (y) the Redemption Rate (as defined in the Operating Agreement of the Operating Company and which is initially 1 for 1), in each case on all matters submitted to a vote of stockholders, including the election of directors. Holders of our Class A common stock and Class B common stock will vote together as a single class, subject to certain exceptions. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors.
The Operating Agreement also provides that, beginning on July 1, 2014, holders of membership interests of the Operating Company, other than the Company, will have the right to cause Operating Company to redeem their membership interests for a number of shares of Class A Common Stock at the Redemption Rate. However, the Company, at its sole option and discretion, has the right to deliver to the redeeming holder a cash amount (or a combination of cash and shares) based on the market value of the Class A Common Stock on the date of redemption. Upon redemption of each membership interest, one share of Class B Common Stock held by the redeeming holder will be transferred to the Company for cancellation for no consideration.
Power to Reclassify Shares of Our Stock
Our charter authorizes our board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Prior to issuance of shares of each class or series, the board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on the transfer and ownership of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interests. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.
Power to Issue Additional Shares of Common Stock and Preferred Stock
We believe that the power of our board of directors to amend the charter from time to time without stockholder approval to increase or decrease the total number of authorized shares of our stock or the number of authorized shares of any class or series of our stock, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as additional shares of our existing Class A and Class B common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our Class A common stock or otherwise be in their best interests.
Action by Written Consent
TFP owns shares of stock with a majority of our voting power. Our charter provides TFP with a streamlined process for taking or approving corporate actions for so long as TFP and its affiliates own shares of stock with a majority of our outstanding voting power. Until the date on which TFP, its affiliates and any person who is an express assignee or designee of TFP cease to own, in the aggregate, more than 50% of our then-outstanding voting stock, TFP may take any action required or permitted to be taken at any annual or special meeting of stockholders without prior notice, and without a vote, if a consent or consents in writing setting forth the action so taken are signed by holders of the minimum number of votes necessary to authorize or take such action at a meeting at which all outstanding shares of stock entitled to vote on the action were present and voted. In addition, our charter provides that, until that the date on which TFP, its affiliates and any person who is an express assignee or designee of TFP cease to own, in the aggregate, more than 50% of our then-outstanding voting stock, TFP will not be subject to the provisions of our bylaws regarding the advance notification of director nominations and other stockholder proposals. However, our charter also provides that, following the first date on which TFP and its affiliates no longer own shares of stock with a majority of our outstanding voting power, stockholders will be permitted to take action without a meeting only by unanimous written or electronic consent (except that any action required or permitted to be taken by the holders of Class B common stock, voting separately as a class, or, to the extent expressly permitted by the articles supplementary relating to one or more series of preferred stock, by the holders of such series of preferred stock, voting separately as a series, may be taken without a meeting by such class or series, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of such class or series entitled to vote thereon were present and voted) and TFP will be subject to the same advance notification bylaw provisions as other stockholders.
Classified Board
Our charter provides that our board is classified, with respect to the terms for which directors severally hold office, into three classes. The directors elected at each annual meeting of the Company are elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify.
Ownership Restrictions
We are subject to applicable state insurance laws and regulations as a result of our ownership of PFG. To satisfy the requirements of applicable state insurance regulators, our charter includes provisions restricting any person that, together with its affiliates, has beneficial ownership of 9.8% or more of our voting securities from voting in excess of 9.8% of our voting securities. Our charter specifically exempts from these restrictions any capital stock beneficially owned by TFP and its affiliates, or any other stockholder who acquires beneficial ownership of 9.8% or more of our capital stock that has been approved by the Pennsylvania Insurance Commissioner, the Superintendent of the New York Department of Financial Services and any other applicable state insurance commissioner.

Special Statutory Requirements for Certain Transactions
The summaries of the following statutes do not purport to be complete and are subject to, and qualified in their entirety by reference to, the applicable provisions of the Maryland General Corporation Law.
Maryland law provides that “control shares” of a corporation acquired in a “control share acquisition” will have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter under the Maryland Control Share Acquisition Act. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. “Control shares” means voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: one-tenth or more but less than one-third; one-third or more but less than a majority; or a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.
Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which such stockholder became an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities.
An interested stockholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting stock; or

•
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.
After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder.
Our bylaws contain a provision exempting from the control share statute any and all acquisitions by any person of our shares of stock. Our board of directors has also adopted a resolution which provides that any business combination between us and any other person is exempted from the provisions of the business combination statute, provided that the business combination is first approved by the board of directors. However, our board of directors may amend or eliminate this provision in our bylaws regarding the control share statute or amend or repeal this resolution regarding the business combination statute. If our board takes such action in the future, the control share and business combination statutes may prevent or discourage others from trying to acquire control of us and increase the difficulty of consummating any offer, including potential acquisitions that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.
Exclusive Forum Bylaw

The Company’s Bylaws contain a forum selection provision for the adjudication of certain disputes. The Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a duty owed by any director or officer or other employee of the Company to the Company or the stockholders of the Company, any action asserting a claim against the Company or any director, officer or employee of the Company arising pursuant to any provision of the Maryland General Corporation Law, the Company's Charter or the Company's Bylaws, or any action asserting a claim against the Company or any director or officer or employee of the Company that is governed by the internal affairs doctrine.
Transfer Agent and Registrar
The transfer agent and registrar for our shares of Class A common stock is Broadridge Financial Solutions, Inc.
SELLING STOCKHOLDERS
We are registering the shares of Class A common stock in order to permit the selling stockholders to offer such shares for resale from time to time. The term “selling stockholder” includes pledgees, donees, transferees and other successors-in-interest who may acquire shares through a pledge, gift, partnership distribution or other non-sale-related transfer from the selling stockholders.
The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder) of the shares of Class A common stock held by the selling stockholders as of [●] 2014. We have prepared this table based on information furnished to us by or on behalf of the selling stockholders. The percentage ownership data is based on 10,617,947 shares of our Class A common stock issued and outstanding as of [●], 2014. We also have issued and outstanding 30,968,877 shares of Class B common stock that generally vote together on all matters with the Class A common stock. All of the Class B common stock is owned by TFP. The Class B common stock represents approximately 75% of the voting power of all of our outstanding common stock. Pursuant to the limited liability company operating agreement of the Operating Company, from and after July 1, 2014, TFP will have the right to redeem common units of Operating Company held by it for an equal number of shares of Class A common stock of Tiptree (and an equal number of Class B common stock held by TFP will be canceled).
On the terms and conditions set forth in a Redemption Election Notice sent to limited partners of TFP on May 2, 2014, TFP is allowing limited partners of TFP to direct TFP to redeem membership units of Operating Company held by TFP, to occur simultaneously with the redemption by the limited partner of partnership units that indirectly represent the beneficial ownership of the number of shares of Class A common stock to be redeemed upon the redemption by TFP of membership units of Operating Company. The redemption rate is one partnership unit for each 2.798 shares of Class A common stock to be received, rounded to the nearest whole share (subject to adjustment as described below); provided that, at Tiptree’s election, it may instead pay a cash amount (or combination of cash and Class A common stock) based on the fair market value of the Class A common stock on the redemption date. If all of the limited partners of TFP were to elect to redeem their partnership units for Class A common stock, an additional 30,968,877 shares of our Class A common stock would be issuable (excluding 3,609,420 shares of Class A common stock issuable upon redemption of Operating Company units issuable upon exercise of warrants). For informational purposes, Tiptree’s proxy statement for the 2014 annual meeting included additional information regarding Class A common stock issuable upon redemption of Operating Company units on a fully diluted basis. There can be no assurance that the persons listed below will choose to redeem TFP units for shares of Class A Common stock in the table below.
In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or investment control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).
Unless otherwise indicated in the footnotes below, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years, other than beneficial ownership of the shares described in the table below.
None of the selling stockholders is a broker-dealer. The following selling stockholders have informed us that they are affiliates of a broker-dealer:

•	Nomura Securities Co., Ltd;

•	Blue Ridge Investments, LLC;

•	Carlyle Multi-Strategy Master Fund Liquidating Trust;

•	Bay Pond Partners LP;

•	Bay Pond Investors (Bermuda) LP;

•	Mariner Partners, Inc.;

•	Richard B. Bermont, Trustee FBO Richard B. Bermont Revocable Trust UAD 2/20/09;

•	AMF-TRI Finance LLC;

•	C B 401K Plan Trust, C D Bradshaw Jr, ttee;

•	IFMI, LLC;

•	Bear Strategic Investments Corp.;

•	UBS Securities LLC;

•	Citco Bank Canada Ref Fintan Master Fund Ltd.; and

•	C.D. Bradshaw, Jr.

A subsidiary of Tiptree is a broker-dealer so officers and directors of Tiptree may be deemed to be affiliates of a broker-dealer. None of the stockholders listed above or the officers or directors of Tiptree or any of their broker-dealer affiliates received the shares registered pursuant to this Registration Statement as underwriting compensation. In addition, each such selling stockholder has informed us that it acquired the shares in the ordinary course of its business and, at the time of the acquisition of the shares, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the shares.
The table below assumes that all offered shares are sold.

Name of Selling Stockholder	Number of Shares of Class A Common Stock Beneficially Owned Prior to Offering	Percentage (%) of Shares of Class A Common Stock Owned Prior to Offering (1)	Maximum Number of Shares of Class A Common Stock to be Sold Pursuant to This Prospectus	Number of Shares of Class A Common Stock Owned After Offering	Percentage (%) of Shares of Class A Common Stock Owned After Offering (2)
Michael G. Barnes (3)	6,603,150	42.39	4,959,813	1,643,337	3.58
New York Marine and General Insurance Company (4)	2,798,000	20.86	2,798,000	—	—
ProSight Specialty Insurance Group, Inc. (5)	2,798,000	20.86	2,798,000	—	—
Canyon Value Realization Fund, L.P. (6)	2,798,000	20.86	2,798,000	—	—
Nomura Securities Co., Ltd. (7)	3,730,665	28.23	2,595,903	1,134,762	2.48
Citco Bank Canada Ref Fintan Master Fund Ltd. (8)	3,171,065	24.79	2,175,042	996,023	2.17
Arif Inayatullah (9)	2,673,029	21.02	2,098,268	574,761	1.25
Blue Ridge Investments, L.L.C. (10)	2,798,000	22.36	1,894,467	903,533	1.97
Tricadia Holdings, L.P. (11)	1,510,920	12.46	1,510,920	—	—
AMF-TRI Finance, LLC (12)	1,462,997	12.14	1,430,886	32,111	*
Carlyle Multi-Strategy Master Fund Liquidating Trust (13)	1,865,334	15.79	1,193,028	672,306	1.47
Bear Strategic Investments Corp. (14)	932,666	8.07	932,666	—	—
UBS Securities LLC (15)	932,666	8.07	932,666	—	—
North Pole Investments Cayman (16)	671,520	5.95	671,520	—	—
William H. Pitt Foundation Inc. (17)	624,186	5.55	624,186	—	—
Hildene Opportunities Master Fund II, Ltd. (18)	792,850	7.20	386,435	406,415	*

IFMI, LLC (19)	310,950	2.85	310,950	—	—
Geoffrey N. Kauffman (20)	618,470	5.72	196,949	421,521	*
JC Family Trust (21)	234,954	2.18	162,952	72,002	*
Leslie L. Alexander	155,446	1.44	155,446	—	—
John McCormick (22)	223,345	2.08	105,461	117,884	*
Julia Wyatt (23)	100,120	*	90,230	9,890	*
Mark Willis Blackman	401,417	3.75	88,929	312,488	*
Simses & Associates PA Defined Benefit Plan (17)	66,083	*	66,083	—	—
Kahala Capital Advisors, LLC (24)	63,738	*	63,738	—	—
Keith Lombardo (25)	67,293	*	54,403	12,890	*
DAVCO Management LLC (26)	132,122	1.24	49,821	82,301	*
Bay Pond Partners, L.P. (27)	334,062	3.13	41,391	292,671	*
Raza Mujtaba (28)	45,722	*	27,345	18,377	*
Amit Bubna (29)	71,572	*	26,473	45,099	*
Vimal Shah (29)	55,338	*	26,473	28,865	*
Jing Wang (30)	50,121	*	25,269	24,852	*
Barbara E. Cowen Trust FBO Andrew J. Cowen (31)	27,566	*	14,348	13,218	*
Stemple Family Limited Partnership (32)	36,996	*	13,951	23,045	*
Andrew Hohns (33)	13,212	*	13,212	—	—
Paul Lichtman	11,494	*	11,494	—	—
Carol I. Straus	27,937	*	10,535	17,402	*
GST Trust FBO Ian Blackman (17)	80,148	*	9,376	70,772	*
GST Trust FBO Alexandra Blackman (17)	80,149	*	9,376	70,773	*
GST Trust FBO Laura Blackman (17)	80,149	*	9,376	70,773	*
Geddes and Company (34)	9,326	*	9,326	—	—
Danny V. Cantwell, Deana M Cantwell JT TEN (35)	18,624	*	7,023	11,601	*
Thomas M. Stiles IRA (36)	18,499	*	6,975	11,524	*
John A. Singleton IRA (37)	18,499	*	6,975	11,524	*
The W. Scott Miller Trust (38)	18,499	*	6,975	11,524	*
William B. Carper Jr. Rev Trust (39)	18,499	*	6,975	11,524	*
E. Jen Baird Rev Trust (40)	18,499	*	6,975	11,524	*
Charles E. Frohman Trust (41)	18,494	*	6,973	11,521	*
Mary M. Hughes	18,494	*	6,973	11,521	*
Shirley A. Hatten Living Trust dated September 4, 2002 (42)	18,494	*	6,973	11,521	*
Anup J. Gokli	18,494	*	6,973	11,521	*
GST Trust FBO Genna Blackman (17)	53,433	*	6,251	47,182	*
William Allin Hohns	6,217	*	6,217	—	—
Garland T. Shackelford IRA (43)	13,537	*	5,104	8,433	*
John G. Puryear	11,305	*	4,264	7,041	*
Jacqueline C. Puryear	11,305	*	4,264	7,041	*
C. D. Bradshaw Jr.	9,418	*	3,551	5,867	*

The Mary M. Bromwich Trust (44)	9,278		*		3,498		5,780		*
Douglas C. Cotter SEP IRA FBO Douglas A. Cotter (45)	9,251		*		3,489		5,762		*
David and Kaye Berry JTWROS (46)	9,251		*		3,489		5,762		*
Charlotte G. Carper	9,206		*		3,472		5,734		*
GST Trust FBO Christopher Blackman (17)	26,717		*		3,125		23,592		*
Bradley E. Smith (47)	7,385		*		2,683		4,702		*
Healthcare Decisions Inc. SEP IRA FBO Douglas A. Cotter (48)	4,667		*		1,760		2,907		*
Helmuth W. Trieshman	699		*		263		436		*
Total	39,827,542	—	94.53	—	31,513,927	—	8,313,615	—	18.13

* Less than 1%
Notes:

(1) In accordance with SEC rules, for each person the combined percentage is calculated based on 10,617,947 shares of Class A common stock outstanding plus only the number of shares of Class A common stock that the person has a right to acquire upon redemption of Operating Company units (rather than all 34,578,297 shares issuable upon redemption of all Operating Company units in the aggregate, including 3,609,420 shares of Class A common stock issuable upon redemption of Operating Company units exercisable upon exercise of warrants). Therefore, actual ownership percentages may differ depending on how many and which persons elect to redeem Operating Company units for Class A common stock and will total to more than 100%.

(2) For each person, the percentage is calculated based on 45,848,744 shares of Class A common stock, which consists of 10,617,947 shares of Class A common stock currently issued and outstanding, 30,968,877 shares of Class A common stock issuable upon redemption of Operating Company units, 3,609,420 shares of Class A common stock issuable upon redemption of Operating Company units issuable upon exercise of warrants and 652,500 shares of Class A common stock issuable upon exercise of warrants. Actual ownership percentages may differ depending on how many and which persons elect to redeem Operating Company units for Class A common stock and exercise warrants.

(3) Mr. Barnes is the Executive Chairman of Tiptree and the Co-Managing Partner of Tricadia. Includes 2,462,428 shares and 831,597 shares issuable upon exercise of warrants distributable from TFPLP Holdings I LLC ("Holdings I"). Number of shares of Class A common stock owned after offering includes 652,500 shares of Class A common stock issuable upon exercise of warrants held by TFP.

(4) Anthony Piszel is the Chief Financial Officer of New York Marine and General Insurance Co. and has sole voting and investment control over the shares.
(5) Anthony Piszel is the Chief Financial Officer of ProSight Specialty Insurance Group, Inc. and has sole voting and investment control over the shares.
(6) Canyon Value Realization Fund, L.P. has sole voting and investment power over the shares.
(7) Hideo Kitano has sole voting and investment control over the shares.
(8) Alex Klikoff, R. Andrew Harrison and Chris Monteclare have shared voting and investment control over the shares.
(9) Mr. Inayatullah is the Co-Managing Partner of Tricadia. Includes 1,107,091 shares and 373,882 shares issuable upon exercise of warrants distributable from Holdings I.
(10) Bank of America Corporation, a reporting company under the Securites Exchange Act of 1934, is the ultimate parent company of Blue Ridge Investments, L.L.C., and shares beneficial ownership of the shares of capital stock of Tiptree held directly by the selling stockholder.

(11) Represents shares issuable upon exercise of warrants to acquire TFP partnership units. Michael G. Barnes, is Co-Managing Partner of Tricadia and together with Arif Inayatullah, Co-Managing Partner of Tricadia, has shared voting and investment control over these shares.

(12) AMF-TRI Finance LLC is wholly owned by its managing member, Asset Management Finance LLC, which is a wholly owned subsidiary of AMF Acquisition LLC, which in turn is wholly owned by Asset Management Finance Corporation. Asset Management Finance Corporation is governed by its Board of Directors and is an indirect wholly owned subsidiary of Credit Suisse Group AG. AMF-TRI Finance LLC holds a minority interest in Tricadia. Includes 330,514 shares issuable upon exercise of warrants.

(13) Carlyle Investment Management L.L.C. serves as the Investment advisor to the Trust. Carlyle Investment Management L.L.C. and Carlyle Multi-Strategy Master Fund Liquidating Trust have shared voting and investment control over the shares.

(14) Andrew Wilson, John Horner and Brian Baker have shared voting and investment control over the shares. An affiliate of this stockholder has prime brokerage and bank account relationships with the Company.

(15) Vaibhav Kumar, Adam Hagfors, Sumeet Karnick, Dmitriy Kogan, Kyle Brennan, Brian Rigert, and other directors of UBS Securities LLC working in the Non-Core & Legacy group have shared voting and investment control over the shares.

(16) John Paul Sabourin as Chief Investment Officer of Polar Securities Inc. acts as Investment Advisor to North Pole Investments Cayman and has sole voting and investment power over the shares.
(17) Robert G. Simses has sole voting and investment control over the shares. Mr. Simses is a director of TFP.
(18) Brett Jefferson has sole voting and investment control over the shares.
(19) Lester Brafman is the Chief Executive of IFMI, LLC and has sole voting and investment control over the shares.
(20) Mr. Kauffman is the President, Chief Executive Officer and Vice Chairman of Tiptree and a limited partner of Tricadia. Includes 20,266 shares and 7,079 shares issuable upon exercise of warrants distributable from Holdings III.

(21) Lisa Underwood has sole voting and investment control over the shares. Includes 120,767 shares and 42,185 shares issuable upon exercise of warrants distributable from Holdings III.

(22) Mr. McCormick is a limited partner of Tricadia and President and Chief Investment Officer of Telos Asset Management LLC, a subsidiary of Tiptree. Includes 78,159 shares and 27,302 shares issuable upon exercise of warrants distributable from Holdings III.

(23) Ms. Wyatt is the Chief Financial Officer of Tiptree and a limited partner of Tricadia. Includes 18,727 shares and 6,542 shares issuable upon exercise of warrants distributable from Holdings III.
(24) Bradley E. Smith has sole voting and investment control over the shares. Mr. Smith is a director of Tiptree.
(25) Limited partner of Tricadia. Includes 40,319 shares and 14,084 shares issuable upon exercise of warrants distributable from Holdings III.
(26) E. D. David is a manager of DAVCO Management LLC and has sole voting and investment control over the shares.
(27) Wellington Management Company , LLP ("Wellington") is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts. Wellington is a broker-dealer or affiliate of a broker-dealer. Wellington and Bay Pond Partners, LP have shared voting and investment control over the shares.

(28) Limited partner of Tricadia. Includes 20,266 shares issuable and 7,079 shares issuabel upon exercise of warrants distributable from Holdings III.
(29) Limited partner of Tricadia. Includes 19,260 shares and 6,853 shares issuable upon exercise of warrants distributable from Holdings III.
(30) Limited partner of Tricadia. Includes 18,727 shares and 6,542 shares issuable upon exercise of warrants distributable from Holdings III.
(31) Andrew Cowen and Barbara E. Cowen have shared voting and investment control over the shares. Andrew Cowen is a limited partner of Tricadia.
(32) Harry L. Stemple has sole voting and investment control over the shares.
(33) Andrew Hohns is an employee of Mariner.
(34) C. Richard Childress and F. Michael Geddes have shared voting and investment control over the shares.
(35) Danny V. Cantwell and Deana M. Cantwell have shared voting and investment control over the shares.
(36) Thomas M. Stiles has sole voting and investment control over the shares.
(37) John A. Singleton has sole voting and investment control over the shares.
(38) W. Scott Miller has sole voting and investment control over the shares.
(39) William B. Carper Jr. has sole voting and investment control over the shares.
(40) E. Jen Baird has sole voting and investment control over the shares.
(41) Daniel C. Frohman has sole voting and investment control over the shares.
(42) Shirley A. Hatten has sole voting and investment control over the shares.
(43) Garland T. Shackelford has sole voting and investment control over the shares.
(44) William M. Porter has sole voting and investment control over the shares.
(45) Douglas A. Cotter has sole voting and investment control over the shares.
(46) David L. Berry and Kaye S. Berry have shared voting and investment control over the shares.
(47) Bradley E. Smith is a director of Tiptree.
(48) Douglas A. Cotter has sole voting and investment control over the shares.
Material Relationships between the Company and the Selling Stockholders
Tricadia, of which Mr. Inayatullah is a founding partner and currently serves as Co-Chief Investment Officer, is party to a Transition Services Agreement with TAMCO, pursuant to which Tricadia provides certain services to us. John J. McCormick III, President & Chief Investment Officer of Telos Asset Management LLC, a subsidiary of Operating Company, is a limited partner of Tricadia.

AMF-TRI Finance LLC (“AMF”) acquired a non-voting Class B partnership interest in Tricadia that entitles AMF to payments based on the revenues of Tricadia for a stated period of time. As a holder of Class B interests and in the absence of certain redemption events, AMF has no rights over the management or policies of Tricadia and AMF does not have the right to vote any of its interests in Tricadia.
Additional information about certain material relationships between us and the selling stockholders is included in the documents incorporated by reference herein, including the information set forth under the heading “Certain Relationships and Related Transactions” in Tiptree’s proxy statement for the 2014 annual meeting of Stockholders filed with the SEC on May 2, 2014.

PLAN OF DISTRIBUTION
The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	on the Nasdaq Capital Market or any other national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	in options transactions; and

•	by any other legally available means.
In addition, any shares that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Class A common stock in the course of hedging the positions they assume with a selling stockholder. The selling stockholders may also sell the Class A common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated prior to the sale. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of Class A common stock hereunder against certain liabilities, including liabilities arising under the Securities Act.
In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers.
We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their respective affiliates.
At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
Our Class A common stock is listed on the NASDAQ Capital Market under the symbol “TIPT.”
We will pay all expenses of the registration of the shares of Class A common stock covered by this prospectus.
LEGAL MATTERS
The validity of the shares of Class A common stock offered by this prospectus has been passed upon for us by Venable LLP, Baltimore, Maryland.
EXPERTS

The consolidated financial statements of Tiptree Financial Inc. and subsidiaries as of December 31, 2013 and 2012, and for each of the years in the two-year period ended December 31, 2013, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The SEC allows us to incorporate by reference information contained in documents we file with it, which means that we can disclose important information to you by referring you to those documents already on file with the SEC that contain that information. The information incorporated by reference is considered to be part of this prospectus. The following documents, which have been filed with the SEC pursuant to the Exchange Act, are incorporated by reference:

•	Current Report on Form 8-K filed by the Company with the SEC on May 14, 2014;

•	Current Report on Form 8-K filed by the Company with the SEC on May 2, 2014;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2014, filed by the Company with the SEC on May 14, 2014;

•	Proxy Statement on Schedule 14A in connection with the special meeting of stockholders held on June 5, 2014, filed with the SEC on May 2, 2014; and

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed by the Company with the SEC on March 18, 2014.

In addition, we also incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the termination of the offering. The information contained in these future filings will automatically update and supersede the information contained in this prospectus or incorporated by reference to any previously filed document.
We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information incorporated by reference herein but not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing to us at Tiptree Financial Inc., 780 Third Avenue, 21st Floor, New York, New York 10017, Attn: Secretary, or by calling our corporate number at (212) 446-1400.
We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

TIPTREE FINANCIAL INC.
31,513,927 shares of
Class A Common Stock

PROSPECTUS

[●], 2014

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth the expenses payable by us in connection with the offering of securities described in this registration statement. All amounts shown are estimates, except for the SEC registration fee. We will bear all expenses shown below. The missing amounts will be filed by amendment.

SEC registration fee	$35,568
Accounting fees and expenses
Legal fees and expenses
Printing and mailing expenses
Other

Total
Item 15. Indemnification of Directors and Officers.
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision which limits the liability of our directors and officers to the maximum extent permitted by Maryland law.
Our charter also requires the Company, to the maximum extent permitted by Maryland law, to indemnify and hold harmless any present or former director or officer of the Company (or a predecessor of the Company) or any individual who, while a director or officer of the Company and at the request of the Company (or its predecessor), serves as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise, from and against any expenses, liability and loss (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such individual in connection with any proceeding in which the individual is named, or threatened to be named, a party in any such capacity. The Company may also be obligated to pay or reimburse such individual’s expenses in advance of the final disposition of any proceeding.
Our bylaws require the Company, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding, to (i) any present or former director or officer of the Company who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a director and at the request of the Company, serves or served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. Upon approval of the Company’s board of directors, the Company may indemnify and advance expenses to a person who served a predecessor of the Company in any of the foregoing capacities and to any employee or agent of the Company (or its predecessors).
We also maintain directors’ and officers’ liability insurance, which provides coverage to our directors and officers for certain liabilities.
Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in such capacity, or in the defense of an issue, claim or matter in any such proceeding. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•
the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
Item 16. Exhibits.
The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Description

3.1
Fourth Articles of Amendment and Restatement of the Registrant (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 0001-33549), filed on July 2, 2013 and herein incorporated by reference).

3.2
Third Amended and Restated Bylaws of the Registrant (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33549), filed on May 14, 2014 and herein incorporated by reference).

4.1
Form of Certificate of Class A Common Stock (previously filed as Exhibit 4.1 to the Registrant’s Amendment No. 1 to Registration Statement on Form 8-A (File No. 000-54474), filed on July 2, 2013 and herein incorporated by reference).

5.1	Opinion of Venable LLP*

23.1	Consent of KPMG LLP*

23.2	Consent of Venable LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included on signature page of this Form S-3)

* Filed herewith

Item 17. Undertakings.
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(i) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 30, 2014.

TIPTREE FINANCIAL INC.

By:	/s/ Geoffrey N. Kauffman
Name: Geoffrey N. Kauffman
Title: President and Chief Executive Officer

By:	/s/ Julia Wyatt
Name: Julia Wyatt
Title: Chief Financial Officer

By:	/s/ Patrick Huvane
Name: Patrick Huvane
Title: Chief Accounting Officer
The Registrant and each person whose signature appears below hereby appoint Geoffrey N. Kauffman, Julia Wyatt, Patrick Huvane and Neil C. Rifkind, and each of them, as their attorneys-in-fact, with full power of substitution, to execute in their names and on behalf of the Registrant and each such person, individually and in each capacity stated below, one or more amendments (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and otherwise) to this Registration Statement as the attorney-in-fact acting on the premise shall from time to time deem appropriate and to file any such amendment to this Registration Statement with the Securities and Exchange Commission.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Geoffrey N. Kauffman Geoffrey N. Kauffman	President and Chief Executive Officer (Principal Executive Officer)	May 30, 2014

/s/ Julia Wyatt Julia Wyatt	Chief Financial Officer	May 30, 2014

/s/ Patrick Huvane Patrick Huvane	Chief Accounting Officer	May 30, 2014

/s/ Michael G. Barnes Michael G. Barnes	Executive Chairman	May 30, 2014

/s/ William A. Houlihan William A. Houlihan	Director	May 30, 2014

/s/ Jonathan Ilany Jonathan Ilany	Director	May 30, 2014

/s/ Richard Price Richard Price	Director	May 30, 2014

/s/ Bradley E. Smith Bradley E. Smith	Director	May 30, 2014

EXHIBIT INDEX

Exhibit Number	Description

3.1
Fourth Articles of Amendment and Restatement of the Registrant (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 0001-33549), filed on July 2, 2013 and herein incorporated by reference).

3.2
Third Amended and Restated Bylaws of the Registrant (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33549), filed on May 14, 2014 and herein incorporated by reference).

4.1
Form of Certificate of Class A Common Stock (previously filed as Exhibit 4.1 to the Registrant’s Amendment No. 1 to Registration Statement on Form 8-A (File No. 000-54474), filed on July 2, 2013 and herein incorporated by reference).

5.1	Opinion of Venable LLP*

23.1	Consent of KPMG LLP *

23.2	Consent of Venable LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included on signature page of this Form S-3)

* Filed herewith